PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)          REGISTRATION NO. 333-44286





                         [EUROPE 2001 HOLDRS (SM) LOGO]




                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

     The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

AEGON N.V.                                                    AEG           5.2          NYSE
Alcatel*                                                      ALA            3           NYSE
Amdocs Limited                                                DOX            3           NYSE
ARM Holdings p.l.c.*                                         ARMHY           8          NASDAQ
ASM International N.V.                                       ASMI           13          NASDAQ
ASML Holding N.V.                                            ASML            7          NASDAQ
AstraZeneca p.l.c.*                                           AZN            4           NYSE
Autonomy Corporation p.l.c.*                                 AUTN           1.2         NASDAQ
Aventis S.A.*                                                 AVE            2           NYSE
AXA*                                                          AXA            6           NYSE
Bookham Technology p.l.c.*                                   BKHM           12          NASDAQ
BP p.l.c.*                                                    BP             4           NYSE
Business Objects S.A.*                                       BOBJ           4.5         NASDAQ
Cable & Wireless p.l.c.*                                      CWP            4           NYSE
DaimlerChrysler AG                                            DCX            4           NYSE
Deutsche Telekom AG*                                          DT             5           NYSE
Diageo p.l.c.*                                                DEO            5           NYSE
Elan Corporation, p.l.c.*                                     ELN            4           NYSE
Ericsson LM Telephone Company*                               ERICY          1.6         NASDAQ
GlaxoSmithKline p.l.c.*                                       GSK            6           NYSE
Infineon Technologies AG*                                     IFX            5           NYSE
ING Group N.V.*                                               ING            4           NYSE
IONA Technologies p.l.c.*                                    IONA            3          NASDAQ
Koninklijke Philips Electronics N.V.                          PHG            5           NYSE
Millicom International Cellular S.A.*(1)                     MICC            8          NASDAQ
Nokia Corp.*                                                  NOK            5           NYSE
Novartis AG*                                                  NVS            5           NYSE
Qiagen N.V.                                                  QGENF           6          NASDAQ
Repsol YPF, S.A.*                                             REP           11           NYSE
Royal Dutch Petroleum Company                                 RD             3           NYSE
Ryanair Holdings p.l.c.*                                     RYAAY           8          NASDAQ
SAP AG*                                                       SAP            4           NYSE
Scottish Power p.l.c.*                                        SPI            7           NYSE
Serono S.A.*                                                  SRA            9           NYSE
Shire Pharmaceuticals Group p.l.c.*                          SHPGY           4          NASDAQ
Skillsoft p.l.c.*                                            SKIL            6          NASDAQ
STMicroelectronics N.V.                                       STM            4           NYSE

                                                   (continued on following page)



                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

Telefonica S.A.*                                              TEF       3.31224241       NYSE
Terra Networks, S.A.*                                        TRLY           15          NASDAQ
Total S.A.*                                                   TOT            3           NYSE
UBS AG                                                        UBS            3           NYSE
Unilever N.V.                                                 UN             3           NYSE
Vivendi Universal*                                             V             3           NYSE
Vodafone Group p.l.c.*                                        VOD            6           NYSE
WPP Group p.l.c.*                                           WPPGY            3         NASDAQ

--------------------------

(1) Millicom International Cellular S.A. announced a 4-for-1 stock split on its common stock payable to shareholders of record as of February 17, 2004. Effective February 26, 2004 the share amount of Millicom International Cellular S.A. represented by a round-lot of 100 Europe 2001 HOLDRS was 8.

* The securities of these non-U.S. companies trade in the United States as American Depository Receipts. Please see "Risk Factors" and "Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.